INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the ___th day of _____, ____, by and among ___________________, (the “Sub-Advisor”), Collins Capital Investments, LLC a Delaware limited liability company located at 806 Douglas Rd, Suite 570, Coral Gables, FL 33134 (the “Advisor”), and Trust for Professional Managers, a Delaware statutory trust located at 615 E. Michigan Street, Milwaukee WI 53202 (the “Trust”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Collins Alternative Solutions Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and Sub-Advisor are each registered as investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund pursuant to an Investment Advisory Agreement dated as of April 24, 2012 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor seeks to delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Advisor pursuant to this Investment Sub-Advisory Agreement (the “Agreement”);

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)
Acceptance.  The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (the “Portfolio”).

(b)
Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Advisor’s Representations.  The Sub-Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Sub-Advisor represents, warrants and agrees that it is registered as an adviser under the Advisers Act.  The Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement.  On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics with respect to the Portfolio, and (ii) identifying any material violations which have occurred with respect to the Portfolio.  Upon reasonable notice from and the reasonable request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees and its agent to examine the reports required to be made by the Sub-Advisor pursuant to Rule 17j-1 and all other records relevant to the Sub-Advisor’s code of ethics.

The Sub-Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor and its “supervised persons” (as defined under the Advisers Act).  Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Portfolio.  The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures.

(d)
The Advisor’s Representations.  The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Advisor represents, warrants and agrees that it is registered as an adviser under the Advisers Act.  The Advisor will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

The Advisor further represents, warrants and agrees that it has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor.

The Advisor further represents and warrants that it has received a copy of the Sub-Advisor’s current Form ADV.

The Advisor has provided the Sub-Advisor with the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”) and instructions, policies and directions of the Trustees pertaining to the Advisor and the Fund, as in effect from time to time.  The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents.

The Advisor will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.

The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Subject to the fundamental policies, investment objectives, and investment restrictions of the Fund, as stated in the Prospectus, and subject to the supervision and review of the Advisor and the Board of Trustees of the Trust (the “Board of Trustees” or the “Board”), the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Portfolio, including purchase, retention and disposition of securities, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus.

As of the date of this Agreement approximately 20% of the Fund’s investable assets will be allocated to the Portfolio, and on each business day during the term of this Agreement the same percentage of the net cash derived from purchases, or required for redemptions, of Fund shares will normally be added to or withdrawn from the Portfolio, as applicable; provided, however, that the Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Portfolio pursuant to this Agreement if the Advisor deems such reallocation appropriate.

For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Advisor hereby agrees that the Sub-Advisor and its affiliated persons are permitted to enter into transactions with other series of the Trust and other portfolios of the Fund, so long as: (i) with respect to transactions in securities or other assets for the Trust, it will not consult with any sub-advisor to the Trust that is a principal underwriter for the Trust or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Trust, neither the Sub-Advisor or an affiliated person will consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as an investment advisor (except for the purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act); and (iii) the Sub-Advisor’s responsibility in providing investment advisory services to the Trust shall be limited solely to the Portfolio.

The Sub-Advisor will, at its own expense:

(a)
advise the Advisor in connection with investment policy decisions to be made by it regarding the Fund and, upon request, furnish the Advisor with research, economic and statistical data in connection with the Portfolio’s investments and investment policies, to the extent such data is prepared by the Sub-Advisor in the ordinary course of its business or otherwise can be obtained without unreasonable expense;

(b)
submit such reports and information as the Advisor or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), administrator or fund accounting agent, in its or their determination of the market value of securities held in the Fund;

(c)	place orders for purchases and sales of portfolio investments for the Portfolio;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;

(e)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Advisor, to the extent not maintained by the Advisor or another agent of the Fund, and the Sub-Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(f)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Portfolio, provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)
as soon as practicable following the end of each calendar month, provide the Advisor with written statements showing all transactions effected for the Portfolio during the month, a summary listing all investments held in the Portfolio as of the last day of the month, and such other information as the Advisor may reasonably request in connection with any accounting services that the Advisor or its agents provide for the Portfolio.  Advisor acknowledges that Sub-Advisor and Custodian or the Fund’s accounting agent may use different pricing vendors, which may result in valuation discrepancies;

(h)
absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolio in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor.  The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio.  The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub-Advisor.  The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act.  Upon reasonable request, the Sub-Advisor shall provide the Advisor with all proxy voting records relating to the Portfolio, including but not limited to those required by Form N-PX.  Upon request of the Advisor, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records;

(i)	inform the Advisor and the Board of Trustees of material changes in investment strategy or tactics or in key personnel;

(j)
furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(k)	notify the Advisor of any material changes in its ownership within a reasonable time prior to such changes; and

(l)
provide reasonable assistance to the Trust, with respect to Sub-Advisor’s management of the Portfolio, in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and Rule 38a-1 of the 1940 Act.  Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of it compliance controls; and (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of compliance problems.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for providing the personnel, office space and equipment reasonably necessary for the operation of the management of their portion of the assets of the Portfolio that are managed by the Sub-Advisor. In order to minimize the need and expense on Advisor of convening a special Board of Trustees meeting, Sub-Advisor agrees that, to the extent reasonably practical, Sub-Advisor will provide Advisor sufficient notice of any changes to the Sub-Advisor, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Portfolio (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Portfolio’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Portfolio, the Sub-Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Advisor shall maintain trading records with respect to the Portfolio as required by applicable law.  Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Advisor, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund, standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above.  The Sub-Advisor may, using such of the securities and other property in the Fund as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate.  The Sub-Advisor shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust, the Fund, the Portfolio or the Advisor in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by the Sub-Advisor of the Sub-Advisor’s obligations and duties under this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Prospectus, except for information supplied by the Sub-Advisor for inclusion therein.

The Sub-Advisor, its affiliates, agents and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from the Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder;

(b)	arising from the acts or omissions of the Advisor, the Custodian or the Fund, their respective affiliates, agents or employees; or

(c)	arising from any action taken or omitted by the Sub-Advisor in compliance with this Agreement;

except for any such liability or loss which is due to the gross negligence, willful misconduct, or lack of good faith of the Sub-Advisor, its affiliates, agents and employees, or the Sub-Advisor’s reckless disregard of its duties and obligations.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the investment policies, guidelines and restrictions of the Fund as set forth in the Prospectus; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct  of a similar enterprise.

The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was determined by a court of competent jurisdiction to have been caused by the Indemnified Party’s gross negligence, willful misconduct, or lack of good faith in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Sub-Advisor shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Advisor’s obligations or duties hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof upon obtaining knowledge thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless: (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner; or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.  The provisions of this paragraph shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)
This Agreement shall go into effect as to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)
This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund;

(c)	This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act; and

(d)	This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

8.	SERVICES NOT EXCLUSIVE.

The services of the Sub-Advisor to the Fund are not to be deemed exclusive and the Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

9.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub-Advisor or its affiliates.  When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

10.	NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. and shall remain in full force and effect.

13.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.  Notwithstanding the above, the Sub-Advisor may disclose its relationship with the Advisor in specific marketing materials to prospective accounts and include the Portfolio’s performance in calculating composites.

14.	SUB-ADVISOR PROPERTY

The Advisor acknowledges and agrees that the trading strategies, and any formulas and methods related thereto, employed by the Sub-Advisor in performing its services hereunder (collectively, the “Sub-Advisor Property”) are and shall remain the confidential, proprietary property of the Sub-Advisor.  The Advisor agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees to treat the Sub-Advisor Property confidentially and as proprietary information of the Sub-Advisor and, except after prior notification to and approval in writing by the Sub-Advisor, not to use the Sub-Advisor Property for any purpose other than the performance of its responsibilities and duties hereunder.

15.	ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.  The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future.  The Sub-Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust to comply with the AML Laws. The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

16.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:
Collins Capital Investments, LLC
on behalf of the Collins Alternative Solutions Fund
806 Douglas Rd, Suite 570
Coral Gables, FL 33134
Attn: Stephen Mason

SUB-ADVISOR:

TRUST/FUND:
Trust for Professional Managers
On behalf of the Collins Alternative Solutions Fund
615 East Michigan Street, 3rd Floor
Milwaukee, WI 53202
Attn: Rachel A. Spearo, Secretary

17.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

19.	MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

COLLINS CAPITAL INVESTMENTS, LLC

By:           /s/ Kent A. Windhorst
Name:      Kent A. Windhorst
Title:        Chief Financial Officer

SUB-ADVISOR

By:
Name:
Title:

TRUST FOR PROFESSIONAL MANAGERS

By:           /s/ John P. Buckel
Name:     John P. Buckel
Title:       President

SCHEDULE A

SUB-ADVISORY FEES

Series of Trust for Professional Managers	Fee Rate as a Percentage of Current Net Assets of the Portfolio
Collins Alternative Solutions Fund